EXHIBIT 99.7

Effective June 26, 2009

I hereby consent to being named as a person nominated to become a member of the board of directors of Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act, in the registration statement on Form S-4, of Tim Hortons Inc. that is to be filed on or about June 26, 2009.

/s/ RONALD W. OSBORNE
Ronald W. Osborne